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                                                                  EXHIBIT 99.1

                                  KeyCorp Logo

                                   MEMORANDUM

To:               Members of the Board of Directors of KeyCorp
                  And Section 16 Officers

From:             Cathryn D. Griffin

CC:               Steven N. Bulloch

Date:             January 24, 2003

Subject:          Blackout Period for KeyCorp Common Shares
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         From February 20, 2003 through March 5, 2003, you will be prohibited from purchasing, selling or otherwise acquiring or transferring KeyCorp common shares (or any related derivative security such as an option) if you acquired such security in connection with your service to or employment with KeyCorp. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction).

         By way of background, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. This period is commonly referred to as a "blackout period." A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

         The KeyCorp 401(k) Savings Plan is changing its record keeper from Victory Capital Management to Hewitt Associates. As a result of this change, from February 20, 2003 through March 5, 2003, the record keepers require certain Plan activity to cease so that assets and account balances may be properly transferred. During this blackout period, Plan participants will be unable to change current investment elections and reallocate account balances. Under these circumstances, because KeyCorp common shares are an investment option under the Plan, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, directors and executive officers of KeyCorp are prohibited from trading in KeyCorp common shares (or any related derivative security such as an option) acquired in connection with service to or employment with KeyCorp.

         If you have any questions regarding the upcoming blackout period and your ability to purchase, sell or otherwise transfer KeyCorp common shares, please contact Steve Bulloch at (216) 689-5109 or Cathy Griffin at (216) 689-0509.